MYR Group Inc.
                                                                    Exhibit 11

 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
 (In thousands, except per share data)


 Period Ended June 30                           Three Months       Six Months
                                               1996     1995     1996     1995
 Primary income per share
 Net income                                 $   909  $ 1,005  $ 1,075  $ 1,257

 Weighted average number of common shares
  outstanding during the period               3,198    3,173    3,191    3,173

 Add - common equivalent shares (determined
  using the "treasury stock" method)
  representing shares issuable upon
  exercise of the common stock equivalents      241      199      232      195

 Weighted average number of shares
 for income per common share                  3,439    3,372    3,423    3,368

 Income per common share - primary          $  0.26  $  0.30  $  0.31  $  0.38

 Fully diluted income per share
 Net income                                 $   909  $ 1,005  $ 1,075  $ 1,257

 Add interest on subordinated convertible
  debentures, net of tax                         59       58      119      116
                                            $   968  $ 1,063  $ 1,194  $ 1,373

 Weighted average number of common shares
  outstanding during the period               3,198    3,173    3,191    3,173

 Add
 -Common equivalent shares (determined
  using the "treasury stock" method)
  representing shares issuable upon
  exercise of the common stock equivalents      259      199      259      195

 -Shares assumed converted from subordinated
  convertible debentures                        600      600      600      600
                                              4,057    3,972    4,050    3,968

 Income per common share - fully diluted    $   .24  $   .26  $   .29  $   .34